As filed with the Securities and Exchange Commission on May 24, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Seacoast Banking Corporation of Florida
(Exact name of registrant as specified in its charter)

Florida	6022	59-2260678
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Dennis S. Hudson, III
Chief Executive Officer
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to
Ralph F. MacDonald III, Esq.
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309
(404) 581-3939
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Aggregate Offering	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Price per Share (2)	Price (2)	Registration Fee
Common Stock, par value $0.10 per share	34,482,758	$1.745	$60,172,412.71	$4,290.30

(1)	Represents shares offered by the selling stockholders. Includes (i) 34,482,758 shares issuable upon conversion of Seacoast Banking Corporation of Florida’s Series B Mandatorily Convertible Noncumulative Nonvoting Preferred Stock held by the selling stockholders and (ii) an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on May 20, 2010, as quoted on the NASDAQ Global Select Market.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 24, 2010
PROSPECTUS
34,482,758 Shares of Common Stock
     This prospectus relates to the resale of 34,482,758 shares of our common stock, which we refer to as the conversion shares, issuable upon the conversion of shares of our Series B Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, or Series B Preferred Stock, previously issued by Seacoast Banking Corporation of Florida to the selling stockholders identified in this prospectus in connection with a private placement completed on April 9, 2010.
     We will not receive any of the proceeds from the sale of the conversion shares. We have and will continue to bear the costs relating to the registration of the conversion shares.
     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the conversion shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “SBCF.” On May 21, 2010, the closing sale price of our common stock on the NASDAQ Global Select Market was $1.93 per share. You are urged to obtain current market quotations for the common stock.
     Investment in our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus.
     Our shares of common stock are unsecured and are not deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is               , 2010

i

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
     Certain of the statements made herein or incorporated by reference under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and elsewhere are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.
     Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.
     All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further,” “plan,” “point to,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:
•	the effects of future economic, business and market conditions and changes, domestic and foreign, including seasonality;

•	governmental monetary and fiscal policies;

•	legislative and regulatory changes, including changes in banking, securities and tax laws, regulations and policies and their application by our regulators, and changes in the scope and cost of Federal Deposit Insurance Corporation, or FDIC, insurance and other coverage;

•	changes in accounting policies, rules and practices;

•	the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;

•	changes in borrower credit risks and payment behaviors;

•	changes in the availability and cost of credit and capital in the financial markets;

•	changes in the prices, values and sales volumes of residential and commercial real estate;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	the failure of assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates;

•	the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in technology or products that may be more difficult, costly, or less effective than anticipated;

•	the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions;

•	the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions, including changes in borrowers’ credit risks and payment behaviors from those used in our loan portfolio stress test;

•	the risks that our deferred tax assets could be reduced if estimates of future taxable income from our operations and tax planning strategies are less than currently estimated, and sales of our capital stock could trigger a reduction in the amount of net operating loss carryforwards that we may be able to utilize for income tax purposes; and

•	other factors and risks described under “Risk Factors” herein.
     All written or oral forward-looking statements that are made by us or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.seacoastbanking.net. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.
     This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.
     We incorporate by reference the following documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:
•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed with the SEC on May 18, 2010;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 20, 2010;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 13, 2010; and

•	Our Current Reports on Form 8-K filed with the SEC on February 1, 2010, March 24, 2010, April 13, 2010 and April 21, 2010.
     These documents contain important information about us, our business and our financial condition. You may request a copy of these filings, at no cost, by writing or telephoning us at:
Seacoast Banking Corporation of Florida
P.O. Box 9012
Stuart, Florida 34995
Telephone: (772) 287-4000
Facsimile: (772) 288-6012
     We maintain an Internet website at www.seacoastbanking.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.
     Unless otherwise stated, all references to “us,” “our,” “Seacoast,” “we,” “the Company,” and similar designations refer to Seacoast Banking Corporation of Florida. Our logo, trademarks and service marks are the property of Seacoast.

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference carefully, including the information set forth in “Risk Factors” before making an investment decision.
Seacoast Banking Corporation of Florida
General
     We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act, and our principal subsidiary is Seacoast National Bank, or Seacoast National. Seacoast National commenced its operations in 1933, and operated prior to 2006 as “First National Bank & Trust Company of the Treasure Coast.”
     We and our subsidiaries offer a full array of deposit accounts and retail banking services, engage in consumer and commercial lending and provide a wide variety of trust and asset management services, as well as securities and annuity products. Seacoast National had 40 banking offices in 13 counties in Florida at year-end 2009.
     We have 24 branches in the “Treasure Coast,” including the counties of Martin, St. Lucie and Indian River on Florida’s southeastern coast. In April 2005, we acquired a bank in Orlando, Florida. In April 2006, we acquired a bank with nine offices in seven counties, including DeSoto, Glades, Hardee, Hendry, Highlands, Okeechobee, and St. Lucie counties. De novo banking offices were opened in Palm Beach County in May 2006, Brevard County in February 2007 and April 2008, Broward County in October 2007, and St. Lucie County in March 2008. Seacoast National closed its Port St. Lucie Wal-Mart location in St. Lucie County in December 2007 and its operations were relocated to a nearby full-service branch, its Ft. Pierce Wal-Mart location in St. Lucie County in February 2008, and its Mariner Square and Juno Beach locations in Martin and Palm Beach County, respectively, in March 2008, and their operations moved to newer branches. More recently, Seacoast National closed its Ft. Lauderdale location in Broward County in December 2009 and its Northlake Blvd. location in Palm Beach County in June 2009. Our Ft. Pierce and Rivergate locations in St. Lucie County and Wedgewood location in Martin County were relocated to newly constructed buildings in close proximity to their original sites in June 2008, October 2008 and January 2009, respectively. We operate banking offices in the following locations:
•	four in Stuart,

•	two in Palm City,

•	two in Jensen Beach,

•	one on Hutchinson Island,

•	one in Hobe Sound,

•	six in Vero Beach,

•	two in Sebastian,

•	five in Port St. Lucie,

•	one in Ft. Pierce,

•	three in northern Palm Beach County,

•	three in Orlando,

•	two in Okeechobee,

•	one in Arcadia,

•	one in Moore Haven,

•	one in Wauchula,

•	one in Clewiston,

•	one in Labelle,

•	one in Lake Placid, and

•	two in Viera.
     Loan production offices for our Seacoast Marine Finance Division, described in more detail below, are located in Ft. Lauderdale, Florida and Alameda and Newport Beach, California.
     Most of our banking offices have one or more automated teller machines, or ATMs, providing customers with 24-hour access to their deposit accounts. We are a member of the “Star System,” the largest electronic funds transfer organization in the United States, which permits banking customers access to their accounts at 2.2 million participating ATM and retail locations throughout the United States.
     Seacoast National’s “MoneyPhone” system allows customers to access information on their loan or deposit account balances, to transfer funds between linked accounts, to make loan payments, and to verify deposits or checks that may have cleared. This service is available 24 hours a day, seven days a week.
     In addition, customers may access information via Seacoast National’s Customer Service Center, or CSC. From 7 A.M. to 7 P.M., EST Monday through Friday, and on Saturdays from 9 A.M. to 4 P.M., our CSC staff is available to open accounts, take applications for certain types of loans, resolve account issues and offer information on other bank products and services to existing and potential customers.
     We also offer Internet banking. Our Internet service allows customers to access transactional information on their deposit accounts, review loan and deposit balances, transfer funds between linked accounts and make loan payments from a deposit account, 24 hours a day, seven days a week.
     We have operated an office of Seacoast Marine Finance Division, a division of Seacoast National, in Ft. Lauderdale, Florida since February 2000. Seacoast Marine is staffed with experienced marine lending professionals with a marketing emphasis on marine loans of $200,000 and greater, with the majority of loan production sold to correspondent banks on a non-recourse basis. In November 2002, the Seacoast Marine Finance Division added offices and personnel in California to serve the western markets.
     We have five indirect, wholly-owned subsidiaries:
•	FNB Brokerage Services, Inc., or FNB Brokerage, which provides brokerage and annuity services;

•	FNB Insurance Services, Inc., or FNB Insurance, an inactive subsidiary, which was formed to provide insurance agency services;

•	South Branch Building, Inc., which is a general partner in a partnership that constructed a branch facility of Seacoast National;

•	TCoast Holdings, LLC, which was formed to own and operate certain properties acquired through foreclosure;

•	BR West, LLC, which was formed in 2008 to hold foreclosed real estate, but which was inactive at year-end 2009.
We directly own all the common equity in five statutory trusts:
•	SBCF Capital Trust I, formed on March 31, 2005 for the purpose of issuing $20 million in trust preferred securities;

•	SBCF Statutory Trust II, formed on December 16, 2005, also for the purpose of issuing $20 million in trust preferred securities;

•	SBCF Statutory Trust III, formed on June 29, 2007, for the purpose of issuing $12 million in trust preferred securities; and

•	SBCF Statutory Trusts IV and V, formed on May 16, 2008 for the purpose of issuing additional preferred securities in the future. These have been inactive since their formation.
     FNB Property Holdings, Inc., a Delaware holding company, whose primary asset was an investment in FNB RE Services, Inc., was dissolved on June 1, 2009; and FNB RE Services, Inc., a real estate investment trust that held mortgage loans originated by Seacoast National, also was dissolved, at the end of May 2009.
     In addition, Big O RV, Inc., also formed to own and operate certain properties acquired through foreclosure, was reactivated during 2008. It owned one asset that it sold in the fourth quarter of 2008, and was dissolved at the end of 2008.
     With the exception of FNB Property Holdings, Inc. and FNB RE Services, Inc. (before dissolution), the operations of each of these direct and indirect subsidiaries represented less than 10% of our consolidated assets and contributed less than 10% of our consolidated revenues.
     As a bank holding company, we are a legal entity separate and distinct from our subsidiaries, including Seacoast National. We coordinate the financial resources of the consolidated enterprise and maintain financial, operational and administrative systems that allow centralized evaluation of subsidiary operations and coordination of selected policies and activities. Our operating revenues and net income are derived primarily from Seacoast National through dividends and fees for services performed.
     As of March 31, 2010, we had total consolidated assets of approximately $2,120.0 million, total deposits of approximately $1,759.4 million, total consolidated liabilities, including deposits, of approximately $1968.8 million and consolidated shareholders’ equity of approximately $151.2 million.
Recent Developments
     On April 9, 2010, we entered into an Investment Agreement, dated as of April 8, 2010, with certain investors for the purchase of $50 million of our Series B Preferred Stock. The Series B Preferred Stock was sold in a transaction exempt from the registration requirements of the Securities Act in reliance on Section (4)(2) of the Securities Act. The purchasers in such transaction were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

     We are seeking shareholder approval, at our annual shareholders’ meeting, which is scheduled for June 22, 2010 to:
•	amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to permit the conversion in full of the Series B Preferred Stock and provide available authorized but unissued shares for general corporate purposes; and

•	approve the issuance of our common stock upon conversion of the Series B Preferred Stock for purposes of NASDAQ Stock Market Rule 5635.
     We refer to these approvals as the shareholder approvals. The Series B Preferred Stock will automatically convert into shares of our common stock following receipt of the shareholder approvals.
Corporate Information
     Our principal offices are located at 815 Colorado Avenue, Stuart, Florida 34994, and the telephone number at that address is (772) 287-4000. We and our subsidiary Seacoast National maintain Internet websites at www.seacoastbanking.com and www.seacoastnational.com, respectively. We are not incorporating the information on our or Seacoast National’s website into this prospectus, and none of these websites nor the information appearing on these websites is included or incorporated in, or is a part of, this prospectus.

The Offering

Common stock being offered by selling stockholders	Up to 34,482,758 shares.

Selling Stockholders	See “Selling Stockholders” beginning on page 22.

Common stock outstanding	93,396,480 shares as of the date of this prospectus.(1)

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

NASDAQ Global Select Market Symbol	SBCF

Risk Factors	Before investing, you should carefully consider the information set forth under “Risk Factors,” beginning on page 6, for a discussion of the risks related to an investment in our common stock.

(1)	Includes 34,482,758 shares of common stock issuable upon conversion of the Series B Preferred Stock but does not include 589,623 shares of common stock issuable upon exercise of the warrant held by Treasury or 558,000 shares reserved for issuance upon exercise of stock options with a weighted-average exercise price of $21.21, which have been granted and remained outstanding as of March 31, 2010. See “Description of Capital Stock.”

RISK FACTORS
     Any of the following risks could harm our business, results of operations and financial condition and an investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these risk factors.
Risks Related to Our Business
There can be no assurance that recent or future legislation and administrative actions authorizing the U.S. government to take direct actions within the financial services industry will help stabilize the U.S. financial system or how such actions will impact us.
     Numerous actions have been taken by the U.S. Congress, the Board of Governors of the Federal Reserve System, or the Federal Reserve, the U.S. Department of the Treasury, or the Treasury, the FDIC, the SEC and others to address the liquidity and credit crisis that followed the sub-prime mortgage crisis that commenced in 2007. These actions include the Financial Stability Program adopted by the Treasury, the Emergency Economic Stabilization Act of 2008, or EESA, which was enacted on October 3, 2008 and the American Recovery and Reinvestment Act of 2009, or ARRA, which was enacted on February 17, 2009. Additional regulatory reform measures have also been proposed and are currently under consideration by Congress, the Executive branch and the various regulatory authorities.
     We cannot predict the continued effects of EESA, the ARRA, any new proposed regulatory reform measures that become law and various other governmental, regulatory, monetary and fiscal initiatives which have been and may be proposed or adopted on the economy, the financial markets, on us and on Seacoast National. The terms and costs of these measures, or the failure of these actions to help stabilize the financial markets, asset prices, market liquidity and a continuation or worsening of current financial market and economic conditions could materially and adversely affect our business, financial condition, results of operations, and the trading prices of our securities. In addition, a number of the programs enacted in 2008 and 2009 are in the process of winding down and the effects of the wind-down on us and Seacoast National can not be predicted.
Difficult market conditions have adversely affected and may continue to affect our industry.
     We are exposed to downturns in the U.S. economy and particularly the local markets in which we operate in Florida. Declines in the housing markets over the past two years, including falling home prices and sales volumes, and increasing foreclosures, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks, as well as Seacoast National. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced or ceased providing funding to borrowers, including other financial institutions. This market turmoil and the tightening of credit have led to increased levels of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and reductions in business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and other financial institutions. In particular:
•	We expect to face increased regulation of our industry, including as a result of proposed regulatory reform initiatives by the U.S. government. Compliance with such regulations may increase our costs and limit our ability to pursue business opportunities.

•	Market developments, government programs and the winding down of various government programs may continue to adversely affect consumer confidence levels and may cause adverse changes in borrower behaviors and payment rates, resulting in further increases in delinquencies and default rates, which could affect our loan charge-offs and our provisions for credit losses.

•	Our ability to assess the creditworthiness of our customers or to estimate the values of our assets and collateral for loans will be reduced if the models and approaches we use become less predictive of future behaviors, valuations, assumptions or estimates. We estimate losses inherent in our credit exposure, the adequacy of our allowance for loan losses and the values of certain assets by using estimates based on difficult, subjective, and complex judgments, including estimates as to the effects of economic conditions and how these economic conditions might affect the ability of our borrowers to repay their loans or the value of assets.

•	Our ability to borrow from other financial institutions on favorable terms or at all, or to raise capital, could be adversely affected by further disruptions in the capital markets or other events, including, among other things, deterioration in investor expectations and changes in the FDIC’s resolution authority or practices.

•	Failures of other depository institutions in our markets and increasing consolidation of financial services companies as a result of current market conditions could increase our deposits and assets, necessitating additional capital, and may have unexpected adverse effects upon our ability to compete effectively.
We are not paying dividends on our preferred stock or common stock and are deferring distribution on our trust preferred securities, and we are restricted in otherwise paying cash dividends on our common stock. The failure to resume paying dividends on our preferred stock and trust preferred securities may adversely affect us.
     We historically paid cash dividends before we suspended dividend payments on our preferred and common stock and distributions on our trust preferred securities on May 19, 2009, pursuant to the request of the Federal Reserve, because, as a matter of policy, the Federal Reserve indicated that bank holding companies should not pay dividends or make distributions on trust preferred securities using funds from the Troubled Assets Relief Program, or TARP, Capital Purchase Program, or CPP. There is no assurance that we will receive approval to resume paying cash dividends. Even if we are allowed to resume paying dividends again by the Federal Reserve, future payment of cash dividends on our common stock, if any, will be subject to the prior payment of all unpaid dividends and deferred distributions on our Series A Preferred Stock and trust preferred securities and payment of any current dividends on our Series B Preferred Stock, if then outstanding. Further, we need prior Treasury approval to increase our quarterly cash dividends above $0.01 per common share through the earliest of December 19, 2011, the date we redeem all shares of Series A Preferred Stock or the Treasury has transferred all shares of Series A Preferred Stock to third parties. All dividends are declared and paid at the discretion of our board of directors and are dependent upon our liquidity, financial condition, results of operations, capital requirements and such other factors as our board of directors may deem relevant.
     Further, dividend payments on our Series A Preferred Stock and distributions on our trust preferred securities are cumulative and therefore unpaid dividends and distributions will accrue and compound on each subsequent dividend payment date. In the event of any liquidation, dissolution or winding up of the affairs of our company, holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock the liquidation amount plus the amount of any accrued and unpaid dividends. If we miss six quarterly dividend payments on the Series A Preferred Stock or three semi-annual dividend payments on the Series B Preferred Stock, whether or not consecutive, the Treasury and holders of Series B Preferred Stock will have the right to appoint two directors to our board of directors until all accrued but unpaid dividends have been paid. We cannot pay dividends on our outstanding shares of Series A Preferred Stock, Series B Preferred Stock or our common stock until we have paid in full all deferred distributions on our trust preferred securities, which will require prior approval of the Federal Reserve.
Nonperforming assets take significant time and adversely affect our results of operations and financial condition.
     At March 31, 2010 and 2009, our nonperforming loans (which consist of non-accrual loans) totaled $96.3 million and $109.4 million, or 7.0 percent and 6.7 percent of the loan portfolio, respectively. At March 31, 2010 and 2009, our nonperforming assets (which include foreclosed real estate) were $115.4 million and $122.1 million, or 5.4 percent and 5.3 percent of assets, respectively. In addition, we had approximately $163,000 and $4.5 million in accruing loans that were 90 days or more delinquent at March 31, 2010 and 2009, respectively. Our nonperforming assets adversely affect our net income in various ways. Until economic and market conditions improve, we may incur additional losses relating to an increase in nonperforming loans. We do not record interest income on nonaccrual loans or other real estate owned, thereby adversely affecting our income, and increasing our loan administration costs. When we take collateral in foreclosures and similar proceedings, we are required to mark the related loan to the then fair market value of the collateral, which may result in a loss. These loans and other real estate owned also increase our risk profile and the capital our regulators believe is appropriate in light of such risks.
     Seacoast National has adopted and implemented a written program to ensure bank adherence to a process designed to eliminate the basis of criticism of criticized assets as required by the Office of the Comptroller of the Currency, or OCC, pursuant to the formal agreement that Seacoast National entered into with the OCC. While we have reduced our problem assets through loan sales, workouts, restructurings and otherwise, decreases in the value of these remaining assets, or the underlying collateral, or in these borrowers’ performance or financial conditions, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of nonperforming assets requires significant commitments of time from management and our directors, which can be detrimental to the performance of their other responsibilities. There can be no assurance that we will not experience further increases in nonperforming loans in the future, or that nonperforming assets will not result in further losses in the future.
Our allowance for loan losses may prove inadequate or we may be adversely affected by credit risk exposures.
     Our business depends on the creditworthiness of our customers. We periodically review our allowance for loan losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and nonperforming assets. We cannot be certain that our allowance for loan losses will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy, market conditions or events adversely affecting specific customers, industries or markets, or borrower behaviors towards repaying their loans. The credit quality of our borrowers has deteriorated as a result of the economic downturn in our markets. If the credit quality of our customer base or their debt service behavior materially decreases further, if the risk profile of a market, industry or group of customers declines further or weaknesses in the real estate markets and other economics persist or worsen, or if our allowance for loan losses is not adequate, our business, financial condition, including our liquidity and capital, and results of operations could be materially adversely affected.
All of our loan portfolios have been affected by the sustained economic weakness of our markets and the effects of higher unemployment rates. Our commercial and residential real estate and real estate-related portfolios have been especially affected by adverse market conditions, including reduced real estate prices and sales levels.
     Our commercial and residential real estate and real estate-related loans, especially construction and development loans, have been affected adversely by the on-going correction in real estate prices, reduced levels of sales during the recessions, and the economic weakness of our Florida markets and the effects of higher unemployment rates. We may have to increase our allowance for loan losses through additional provisions for loan losses because of continued adverse changes in the economy, market conditions, and events that adversely affect our customers or markets. Our business, financial condition, liquidity, capital (especially tangible common equity), and results of operations could be materially adversely affected by additional provisions for loan losses.
Weaknesses in the real estate markets, including the secondary market for residential mortgage loans, have adversely affected us and may continue to adversely affect us.
     The effects of ongoing mortgage market challenges, combined with the correction in residential real estate market prices and reduced levels of home sales, could result in further price reductions in single family home values, further adversely affecting the liquidity and value of collateral securing commercial loans for residential land acquisition, construction and development, as well as residential mortgage loans and residential property collateral securing loans that we hold, mortgage loan originations and gains on sale of mortgage loans. Declining real estate prices have caused higher delinquencies and losses on certain mortgage loans, generally, particularly second lien mortgages and home equity lines of credit. Significant ongoing disruptions in the secondary market for residential mortgage loans have limited the market for and liquidity of most residential mortgage loans other than conforming Fannie Mae and Freddie Mac loans. These trends could continue, notwithstanding various government programs to boost the residential mortgage markets and stabilize the housing markets. Declines in real estate values, home sales volumes and financial stress on borrowers as a result of job losses, interest rate resets on adjustable rate mortgage loans or other factors could have further adverse effects on borrowers that result in higher delinquencies and greater charge-offs in future periods, which would adversely affect our financial condition, including capital and liquidity, or results of operations. In the event our allowance for loan losses is insufficient to cover such losses, our earnings, capital and liquidity could be adversely affected.
Our real estate portfolios are exposed to weakness in the Florida housing market and the overall state of the economy.
     The declines in home prices and the volume of home sales in Florida, along with the reduced availability of certain types of mortgage credit, have resulted in increases in delinquencies and losses in our portfolios of home equity lines and loans, and commercial loans related to residential real estate acquisition, construction and development. Further declines in home prices coupled with the continued economic recession in our markets and continued high or increased unemployment levels could cause additional losses which could adversely affect our earnings and financial condition, including our capital and liquidity.
Our concentration of commercial real estate loans could result in further increased loan losses.
     Commercial real estate, or CRE, is cyclical and poses risks of loss to us due to concentration levels and similar risks of the asset, especially since we had 49.9 percent and 53.0 percent of our portfolio in CRE loans at March 31, 2010 and 2009, respectively. The banking regulators continue to give CRE lending greater scrutiny, and banks with higher levels of CRE loans are expected to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as higher levels of allowances for possible losses and capital levels as a result of CRE lending growth and exposures. During the first quarter of 2009, we added $2.0 million of provisioning for loan losses in addition to provisioning of $124.8 million for the entire year in 2009, $88.6 million in 2008 and $12.7 million in 2007, in part reflecting collateral evaluations in response to recent changes in the market values of land collateralizing acquisition and development loans.
     Pursuant to the formal agreement that Seacoast National entered into with the OCC, Seacoast National adopted and implemented a written commercial real estate concentration risk management program. However, there is no guarantee that the program will effectively reduce our concentration of commercial real estate.
Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition.
     FDIC insurance premiums increased substantially in 2009 and we expect to pay significantly higher FDIC premiums in the future. Market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The FDIC adopted a revised risk-based deposit insurance assessment schedule on February 27, 2009, which raised deposit insurance premiums. On May 22, 2009, the FDIC implemented a five basis point special assessment of each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009, but no more than 10 basis points times the institution’s assessment base for the second quarter of 2009, collected on September 30, 2009. The FDIC has also required all FDIC-insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012, which was paid on December 30, 2009.
     We also participate in the FDIC’s Temporary Liquidity Guarantee Program, or TLG, for noninterest-bearing transaction deposit accounts. Banks that participate in the TLG’s noninterest-bearing transaction account guarantee paid the FDIC an annual assessment of 10 basis points on the amounts in such accounts above the amounts covered by FDIC deposit insurance. TLG’s noninterest-bearing transaction deposit account guarantee program was scheduled to expire on December 31, 2009, but has been extended to December 31, 2010. Our management has decided that we will participate in the extended program. Institutions that participate in the extended program are required to pay an annualized fee of 15 to 25 basis points in accordance with their risk category rating assigned by the FDIC. To the extent that these TLG assessments are insufficient to cover any loss or expenses arising from the TLG program, the FDIC is authorized to impose an emergency special assessment on all FDIC-insured depository institutions. The FDIC has authority to impose charges for the TLG program upon depository institution holding companies, as well. The increased premiums and TLG assessments charged by the FDIC increased our noninterest expense for the first quarter of 2010 and may continue to increase our noninterest expense prospectively.
Current levels of market volatility are unprecedented.
     The capital and credit markets have been experiencing volatility and disruption for more than two years. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial condition or performance. If current levels of market disruption and volatility continue or worsen, we may experience adverse effects, which may be material, on our ability to maintain or access capital and on our business, financial condition and results of operations.
Liquidity risks could affect operations and jeopardize our financial condition.
     Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our funding sources include federal funds purchases, securities sold under repurchase agreements, non-core deposits, and short- and long-term debt. We are also members of the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta, where we can obtain advances collateralized with eligible assets. We maintain a portfolio of securities that can be used as a secondary source of liquidity. There are other sources of liquidity available to us or Seacoast National should they be needed, including our ability to acquire additional non-core deposits, the issuance and sale of debt securities, and the issuance and sale of preferred or common securities in public or private transactions. Our access to funding sources in amounts adequate to finance or capitalize our activities or on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Our liquidity, on a parent only basis, is adversely affected by our current inability to receive dividends from Seacoast National without prior regulatory approval. However, we held approximately $10 million of cash and short-term investments at March 31, 2010, largely due to the receipt of proceeds from our common stock offering, which was consummated in the third quarter of 2009, a private placement of common stock completed in the fourth quarter of 2009. We expect an additional $46.9 million in proceeds from a convertible preferred stock offering in the second quarter of 2010. We invested all of the $50.0 million of the TARP CPP proceeds and an additional $73.0 million of proceeds from our offerings in Seacoast National to meet the OCC capital requirements. Our ability to borrow could also be impaired by factors that are not specific to us, such as further disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the continued deterioration in credit markets.
We could encounter difficulties as a result of our growth.
     Our loans, deposits, fee businesses and employees have increased as a result of our organic growth and acquisitions. Our failure to successfully manage and support this growth with sufficient human resources, training and operational, financial and technology resources in challenging markets and economic conditions could have a material adverse effect on our operating results and financial condition. We may not be able to sustain our historical growth rates.
We are required to maintain capital to meet regulatory requirements, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our financial condition, liquidity and results of operations, as well as our regulatory requirements, would be adversely affected.
     Both we and Seacoast National must meet regulatory capital requirements and maintain sufficient liquidity and our regulators may modify and adjust such requirements in the future. Seacoast National agreed to an informal letter agreement with the OCC to maintain a Tier 1 leverage capital ratio of 8.50 percent and a total risk-based capital ratio of 12.00 percent at Seacoast National, which are higher than the regulatory minimum capital ratios. We also face significant regulatory and other governmental risk as a financial institution and a participant in the TARP CPP.

     Our ability to raise additional capital, when and if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry and market condition, and governmental activities, many of which are outside our control, and on our financial condition and performance. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. If we fail to meet these capital and other regulatory requirements, our financial condition, liquidity and results of operations would be materially and adversely affected.
     Although we currently comply with all capital requirements, we may be subject to more stringent regulatory capital ratio requirements in the future and we may need additional capital in order to meet those requirements. Our failure to remain “well capitalized” for bank regulatory purposes could affect customer confidence, our ability to grow, our costs of funds and FDIC insurance costs, our ability to pay dividends on common and preferred stock, make distributions on our trust preferred securities, our ability to make acquisitions, and our business, results of operation and financial conditions, generally. Under FDIC rules, if Seacoast National ceases to be a “well capitalized” institution for bank regulatory purposes, its ability to accept brokered deposits may be restricted and the interest rates that it pays may be restricted.
Our ability to realize our deferred tax assets may be reduced in the future if our estimates of future taxable income from our operations and tax planning strategies do not support our deferred tax amount, and the amount of net operating loss carry-forwards and certain other tax attributes realizable for income tax purposes may be reduced under Section 382 of the Internal Revenue Code by sales of our capital securities.
     As of March 31, 2010, we had net deferred tax assets of $18.4 million after we recorded a $35.8 million of valuation allowance based on management’s estimation of the likelihood of those deferred tax assets being realized. These and future deferred tax assets may be further reduced in the future if our estimates of future taxable income from our operations and tax planning strategies do not support the amount of our deferred tax asset.
     The amount of net operating loss carry-forwards and certain other tax attributes realizable annually for income tax purposes may be reduced by an offering and/or other sales of our capital securities, including transactions in the open market by 5% or greater shareholders, if an ownership change is deemed to occur under Section 382 of the Internal Revenue Code. The determination of whether an ownership change has occurred under Section 382 is highly fact specific and can occur through one or more acquisitions of capital stock (including open market trading) if the result of such acquisitions is that the percentage of our outstanding common stock held by shareholders or groups of shareholders owning at least 5% of our common stock at the time of such acquisition, as determined under Section 382, is more than 50 percentage points higher than the lowest percentage of our outstanding common stock owned by such shareholders or groups of shareholders within the prior three-year period. Our sales of common stock in April 2010 increase the risk of a possible future change in control under Section 382.
Our cost of funds may increase as a result of general economic conditions, FDIC insurance assessments, interest rates and competitive pressures.
     Our cost of funds may increase as a result of general economic conditions, FDIC insurance assessments, interest rates and competitive pressures. We have traditionally obtained funds principally through local deposits and we have a base of lower cost transaction deposits. Generally, we believe local deposits are a cheaper and more stable source of funds than other borrowings because interest rates paid for local deposits are typically lower than interest rates charged for borrowings from other institutional lenders and reflect a mix of transaction and time deposits, whereas brokered deposits typically are higher cost time deposits. Our costs of funds and our profitability and liquidity are likely to be adversely affected if, and to the extent, we have to rely upon higher cost borrowings from other institutional lenders or brokers to fund loan demand or liquidity needs, and changes in our deposit mix and growth could adversely affect our profitability and the ability to expand our loan portfolio.
Our profitability and liquidity may be affected by changes in interest rates and economic conditions.
     Our profitability depends upon net interest income, which is the difference between interest earned on assets, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Net interest income will be adversely affected if market interest rates change such that the interest we pay on deposits and borrowings and our FDIC deposit insurance assessments increase faster than the interest earned on loans and investments. Interest rates, and consequently our results of operations, are affected by general economic conditions (domestic and foreign) and fiscal and monetary policies may materially affect the level and direction of interest rates. From June 2004 to mid-2006, the Federal Reserve raised the federal funds rate from 1.0 percent to 5.25 percent. Since then, beginning in September 2007, the Federal Reserve decreased the federal funds rates by 100 basis points to 4.25 percent over the remainder of 2007, and has since reduced the target federal funds rate by an additional 400 basis points to a range between zero and 25 basis points beginning in December 2008. Decreases in interest rates generally increase the market values of fixed-rate, interest-bearing investments and loans held, and increase the values of loan sales and mortgage loan activities. However, the production of mortgages and other loans and the value of collateral securing our loans, are dependent on demand within the markets we serve, as well as interest rates. The levels of sales, as well as the values of real estate in our markets, have declined. Declining rates reflect efforts by the Federal Reserve to stimulate the economy, but may not be effective, and thus may negatively affect our results of operations and financial condition, liquidity and earnings.
     On February 18, 2010, the Federal Reserve raised the discount rate from 0.5 percent to 0.75%. Increases in interest rates generally decrease the market values of fixed-rate, interest-bearing investments and loans held and the production of mortgage and other loans and the value of collateral securing our loans, and therefore may adversely affect our liquidity and earnings.
The TARP CPP and the ARRA impose, and other proposed rules may impose additional, executive compensation and corporate governance requirements that may adversely affect us and our business, including our ability to recruit and retain qualified employees.
     The purchase agreement we entered into in connection with our participation in the TARP CPP required us to adopt the Treasury’s standards for executive compensation and corporate governance while the Treasury holds the equity issued pursuant to the TARP CPP, including the common stock which may be issued pursuant to the warrant to purchase 589,623 shares of common stock, or the Warrant, which we refer to as the TARP Assistance Period. These standards generally apply to our chief executive officer, chief financial officer and the three next most highly compensated senior executive officers. The standards include:
•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibition on making golden parachute payments to senior executives; and

•	agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.
     In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods.
     The ARRA imposed further limitations on compensation during the TARP Assistance Period including:
•	a prohibition on making any golden parachute payment to a senior executive officer or any of our next five most highly compensated employees;

•	a prohibition on any compensation plan that would encourage manipulation of the reported earnings to enhance the compensation of any of its employees; and

•	a prohibition of the five highest paid executives from receiving or accruing any bonus, retention award or incentive compensation, or bonus except for long-term restricted stock with a value not greater than one-third of the total amount of annual compensation of the employee receiving the stock.

     The Treasury released an interim final rule on TARP standards for compensation and corporate governance on June 10, 2009, which implemented and further expanded the limitations and restrictions imposed on executive compensation and corporate governance by the TARP CPP and ARRA. The new Treasury interim final rules also prohibit any tax gross-up payments to senior executive officers and the next 20 highest paid executives; require a “say on pay” vote in annual shareholders’ meetings; and restrict stock or units that may vest or become transferable granted to executives.
     The Federal Reserve has proposed guidelines on executive compensation. The FDIC also has proposed a rule to incorporate employee compensation factors into the risk assessment system which would adjust risk-based deposit insurance assessment rates if the design of certain compensation programs does not satisfy certain FDIC goals to prevent executive compensation from encouraging undue risk-taking.
     These provisions and any future rules issued by the Treasury, the Federal Reserve and the FDIC or any other regulatory agencies could adversely affect our ability to attract and retain management capable and motivated sufficiently to manage and operate our business through difficult economic and market conditions. If we are unable to attract and retain qualified employees to manage and operate our business, we may not be able to successfully execute our business strategy.
Changes in accounting and tax rules applicable to banks could adversely affect our financial conditions and results of operations.
     From time to time, the Financial Accounting Standards Board and SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in us restating prior period financial statements.
TARP lending goals may not be attainable.
     Congress and the bank regulators have encouraged recipients of TARP capital to use such capital to make loans and it may not be possible to safely, soundly and profitably make sufficient loans to creditworthy persons in the current economy to satisfy such goals. Congressional demands for additional lending by recipients of TARP capital, and regulatory demands for demonstrating and reporting such lending, are increasing. On November 12, 2008, the bank regulatory agencies issued a statement encouraging banks to, among other things, “lend prudently and responsibly to creditworthy borrowers” and to “work with borrowers to preserve homeownership and avoid preventable foreclosures.” We continue to lend and have expanded our mortgage loan originations, and to report our lending to the Treasury. The future demands for additional lending are unclear and uncertain, and we could be forced to make loans that involve risks or terms that we would not otherwise find acceptable or in our shareholders’ best interest. Such loans could adversely affect our results of operation and financial condition, and may be in conflict with bank regulations and requirements as to liquidity and capital. The profitability of funding such loans using deposits may be adversely affected by increased FDIC insurance premiums.
Changes of TARP program and future rules applicable to banks generally or to TARP recipients could adversely affect our operations, financial condition, and results of operations.
     The rules and policies applicable to recipients of capital under the TARP CPP continue to evolve and their scope, timing and effect cannot be predicted. Any redemption of the securities sold to the Treasury to avoid these restrictions would require prior Federal Reserve and Treasury approval. Based on recently issued Federal Reserve guidelines, institutions seeking to redeem TARP CPP preferred stock must demonstrate an ability to access the long-term debt markets without reliance on the FDIC’s TLG, successfully demonstrate access to public equity markets and meet a number of additional requirements and considerations before we can redeem any securities sold to the Treasury. Therefore, it is uncertain if we will be able to redeem such securities even if we have sufficient financial resources to do so.

     In addition, the government is contemplating potential new programs under TARP, including programs to promote small business lending, among other initiatives. It is uncertain whether we will qualify for those new programs and whether those new programs may impose additional restrictions on our operation and affect our financial condition in the future.
Our future success is dependent on our ability to compete effectively in highly competitive markets.
     We operate in the highly competitive markets of Martin, St. Lucie, Brevard, Indian River and Palm Beach Counties in southeastern Florida, the Orlando, Florida metropolitan statistical area, as well as in more rural competitive counties in the Lake Okeechobee, Florida region. Our future growth and success will depend on our ability to compete effectively in these markets. We compete for loans, deposits and other financial services in geographic markets with other local, regional and national commercial banks, thrifts, credit unions, mortgage lenders, and securities and insurance brokerage firms. Many of our competitors offer products and services different from us, and have substantially greater resources, name recognition and market presence than we do, which benefits them in attracting business. Larger competitors may be able to price loans and deposits more aggressively than we can, and have broader customer and geographic bases to draw upon.
The soundness of other financial institutions could adversely affect us.
     Our ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems, losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions. We could experience increases in deposits and assets as a result of other banks’ difficulties or failure, which would increase the capital we need to support such growth.
We operate in a heavily regulated environment.
     We and our subsidiaries are regulated by several regulators, including the Federal Reserve, the OCC, the SEC, the FDIC and Financial Industry Regulatory Authority, Inc., and since December 2008, the Treasury. Our success is affected by state and federal regulations affecting banks and bank holding companies, and the securities markets and securities and insurance regulators. Banking regulations are primarily intended to protect depositors, not shareholders. The financial services industry also is subject to frequent legislative and regulatory changes and proposed changes, the effects of which cannot be predicted. Federal bank regulatory agencies and the Treasury, as well as the Congress and the President, are evaluating and have proposed numerous significant changes in the regulation of banks, other financial services providers and the financial markets. These changes, if adopted, could require us to maintain more capital, liquidity and risk controls which could adversely affect our growth, profitability and financial condition.
We are subject to internal control reporting requirements that increase compliance costs and failure to comply timely could adversely affect our reputation and the value of our securities.
     We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations adopted by the SEC, the Public Company Accounting Oversight Board and the NASDAQ Stock Market. In particular, we are required to include management and independent registered public accounting firm reports on internal controls as part of our annual report on Form 10-K pursuant to Section 404 of the Sarbanes-Oxley Act. We are also subject to a number of disclosure and reporting requirements as a result of our participation in TARP CPP. The SEC also has proposed a number of new rules or regulations requiring additional disclosure, such as lower-level employee compensation. We expect to continue to spend significant amounts of time and money on compliance with these rules. Our failure to track and comply with the various rules may materially adversely affect our reputation, ability to obtain the necessary certifications to financial statements, and the value of our securities.

Technological changes affect our business, and we may have fewer resources than many competitors to invest in technological improvements.
     The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to serving clients better, the effective use of technology may increase efficiency and may enable financial institutions to reduce costs. Our future success will depend, in part, upon our ability to use technology to provide products and services that provide convenience to customers and to create additional efficiencies in operations. We may need to make significant additional capital investments in technology in the future, and we may not be able to effectively implement new technology-driven products and services. Many competitors have substantially greater resources to invest in technological improvements.
The anti-takeover provisions in our Articles of Incorporation and under Florida law may make it more difficult for takeover attempts that have not been approved by our board of directors.
     Florida law and our Articles of Incorporation include anti-takeover provisions, such as provisions that encourage persons seeking to acquire control of us to consult with our board, and which enable the board to negotiate and give consideration on behalf of us and our shareholders and other constituencies to the merits of any offer made. Such provisions, as well as supermajority voting and quorum requirements and a staggered board of directors, may make any takeover attempts and other acquisitions of interests in us, by means of a tender offer, open market purchase, a proxy fight or otherwise, that have not been approved by our board of directors more difficult and more expensive. These provisions may discourage possible business combinations that a majority of our shareholders may believe to be desirable and beneficial. As a result, our board of directors may decide not to pursue transactions that would otherwise be in the best interests of holders of our common stock.
Hurricanes or other adverse weather events would negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.
     Our market areas in Florida are susceptible to hurricanes and tropical storms and related flooding and wind damage. Such weather events can disrupt operations, result in damage to properties and negatively affect the local economies in the markets where they operate. We cannot predict whether or to what extent damage that may be caused by future hurricanes will affect our operations or the economies in our current or future market areas, but such weather events could result in a decline in loan originations, a decline in the value or destruction of properties securing our loans and an increase in the delinquencies, foreclosures or loan losses. Our business or results of operations may be adversely affected by these and other negative effects of future hurricanes or tropical storms, including flooding and wind damage. Many of our customers have incurred significantly higher property and casualty insurance premiums on their properties located in our markets, which may adversely affect real estate sales and values in our markets.
Future acquisitions and expansion activities may disrupt our business, dilute existing shareholders and adversely affect our operating results.
     We regularly evaluate potential acquisitions and expansion opportunities. To the extent that we grow through acquisitions, we cannot assure you that we will be able to adequately or profitably manage this growth. Acquiring other banks, branches or businesses, as well as other geographic and product expansion activities, involve various risks including:
•	risks of unknown or contingent liabilities;

•	unanticipated costs and delays;

•	risks that acquired new businesses do not perform consistent with our growth and profitability expectations;

•	risks of entering new markets or product areas where we have limited experience;

•	risks that growth will strain our infrastructure, staff, internal controls and management, which may require additional personnel, time and expenditures;

•	exposure to potential asset quality issues with acquired institutions;

•	difficulties, expenses and delays of integrating the operations and personnel of acquired institutions, and start-up delays and costs of other expansion activities;

•	potential disruptions to our business;

•	possible loss of key employees and customers of acquired institutions;

•	potential short-term decreases in profitability; and

•	diversion of our management’s time and attention from our existing operations and business.
We may engage in FDIC-assisted transactions, which could present additional risks to our business.
     We may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions, which present the risks of acquisitions, although generally, as well as some risks specific to these transactions. Although these FDIC-assisted transactions typically provide for FDIC assistance to an acquiror to mitigate certain risks, which may include loss-sharing, where the FDIC absorbs most losses on covered assets and provides some indemnity, we would be subject to many of the same risks we would face in acquiring another bank in a negotiated transaction, without FDIC assistance, including risks associated with pricing such transactions, the risks of loss of deposits and maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because these acquisitions provide for limited diligence and negotiation of terms, these transactions may require additional resources and time, servicing acquired problem loans and costs related to integration of personnel and operating systems, the establishment of processes to service acquired assets, require us to raise additional capital, which may be dilutive to our existing shareholders. If we are unable to manage these risks, FDIC-assisted acquisitions could have a material adverse effect on our business, financial condition and results of operations.
Attractive acquisition opportunities may not be available to us in the future.
     While we seek continued organic growth, as our earnings and capital position improve, we may consider the acquisition of other businesses. We expect that other banking and financial companies, many of which have significantly greater resources, will compete with us to acquire financial services businesses. This competition could increase prices for potential acquisitions that we believe are attractive. Also, acquisitions are subject to various regulatory approvals. If we fail to receive the appropriate regulatory approvals, we will not be able to consummate an acquisition that we believe is in our best interests. Among other things, our regulators consider our capital, liquidity, profitability, regulatory compliance and levels of goodwill and intangibles when considering acquisition and expansion proposals. Any acquisition could be dilutive to our earnings and shareholders’ equity per share of our common stock.
Risks Related to our Common Stock
We may issue additional shares of common or preferred stock securities, which may dilute the interests of our shareholders and may adversely affect the market price of our common stock.
     We are currently authorized to issue up to 130 million shares of common stock, of which 58,913,722 shares were outstanding as of March 31, 2010, and up to 4 million shares of preferred stock, of which 2,000 shares are outstanding. Since March 31, 2010, we issued Series B Preferred Stock raising $46.9 million in capital, with additional common stock of 34,482,758 shares expected at conversion. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the remaining authorized but unissued shares and to establish the terms of any series of preferred stock. These authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of other shareholders.

Outstanding shares of preferred stock diminishes the net income available to our common shareholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.
     The dividends accrued and the accretion on discount on the Series A Preferred Stock reduce the net income available to common shareholders and our earnings per common share. The Series A Preferred Stock is cumulative, which means that any dividends not declared or paid will accumulate and will be payable when we resume paying dividends. Shares of Series A Preferred Stock and Series B Preferred Stock will also receive preferential treatment in the event of our liquidation, dissolution or winding up. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant that we issued to Treasury, which we refer to as the Warrant, in connection with our participation in the TARP CPP is exercised. The shares of common stock underlying the Warrant represent approximately 1.0 percent of the shares of our common stock outstanding as of March 31, 2010 (including the shares issuable upon exercise of the Warrant in our total outstanding shares but not shares of common stock issuable upon conversion of the Series B Preferred Stock). Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the Warrant, a transferee of any portion of the Warrant or of any shares of common stock acquired upon exercise of the Warrant is not bound by this restriction.
Holders of outstanding shares of preferred stock have certain voting rights that may adversely affect our common shareholders, and the holders of such preferred stock may have different interests from, and vote their shares in a manner deemed adverse to, our common shareholders.
     In the event that we fail to pay dividends on the Series A Preferred Stock for an aggregate of at least six quarterly dividend periods or three semi-annual dividend payments on the Series B Preferred Stock (in each case whether or not consecutive) the Treasury and holders of Series B Preferred Stock will have the right to appoint two directors to our board of directors until all accrued but unpaid dividends have been paid; otherwise, except as required by law, holders of the Series A Preferred Stock and the Series B Preferred Stock have limited voting rights. So long as shares of the Series A Preferred Stock or Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or our amended and restated charter, the vote or consent of holders owning at least 66 2/3 percent of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, as applicable, is required for:
•	any authorization or issuance of shares ranking senior to such preferred stock;

•	any amendment to the rights of such preferred stock so as to adversely affect the rights, preferences, privileges or voting power of such preferred stock; or

•	consummation of any merger, share exchange or similar transaction unless the shares of such preferred stock remain outstanding, or if we are not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and such shares of preferred stock remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the shares of such series of preferred stock. Holders of Series A Preferred Stock or Series B Preferred Stock could block the foregoing transitions, even where considered desirable by, or in the best interests of, holders of our common stock.
     The holders of Series A Preferred Stock, including the Treasury or Series B Preferred Stock, may have different interests from the holders of our common stock, and could vote to disapprove transactions that are favored by, or are in the best interests of, our common shareholders.
The anti-takeover provisions in our articles of incorporation and under Florida law may make it more difficult for takeover attempts that have not been approved by our board of directors.
     Florida law and our articles of incorporation include anti-takeover provisions, such as provisions that encourage persons seeking to acquire control of us to consult with our board, and which enable the board to negotiate and give consideration on behalf of us and our shareholders and other constituencies to the merits of any offer made. Such provisions, as well as supermajority voting and quorum requirements and a staggered board of directors, may make any takeover attempts and other acquisitions of interests in us that have not been approved by our board of directors more difficult and more expensive. These provisions may discourage possible business combinations that a majority of our shareholders may believe to be desirable and beneficial.

USE OF PROCEEDS
     We are filing the registration statement of which this prospectus is a part to permit the holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the sale of shares by the selling stockholders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders.
     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

18

PRICE RANGE OF COMMON STOCK
     Our common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.” The table below sets forth the high and low sale prices per share of our common stock on the NASDAQ Global Select Market and the dividends paid per share of our common stock for the indicated periods. As of March 31, 2010, we had approximately 58,938,221 shares of common stock issued and 58,913,722 shares of common stock outstanding, held by approximately 1,429 record holders.

	Sale Price per Share of		Quarterly Dividends
	Seacoast Common Stock		Declared per Share of
	High	Low	Seacoast Common Stock
2008
First Quarter	$12.910	$7.510	$0.16
Second Quarter	12.000	7.760	0.16
Third Quarter	13.250	7.280	0.01
Fourth Quarter	11.010	4.350	0.01
2009
First Quarter	$7.080	$2.140	$0.01
Second Quarter	4.450	2.020	*
Third Quarter	3.180	1.870	*
Fourth Quarter	$2.650	$1.110	*
2010			*
First Quarter	$2.100	$1.350	*
Second Quarter (through May 21, 2010)	2.570	1.670	*

*	Dividends were suspended as of May 19, 2009.

DIVIDEND POLICY
     Dividends from Seacoast National historically have been our primary source of funds to pay dividends on our common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in Seacoast National also limits dividends that may be paid to us. Beginning in the third quarter of 2008, we reduced our dividend per share of our common stock to $0.01 and, as of May 19, 2009, we have suspended the payment of dividends, as described below. As of December 31, 2008, Seacoast National cannot pay us any dividends without prior OCC approval, and in all events must maintain appropriate capital that meets regulatory requirements applicable to us.
     The OCC and the Federal Reserve have policies that encourage banks and bank holding companies to pay dividends from current earnings, and have the general authority to limit the dividends paid by national banks and bank holding companies, respectively, if such payment may be deemed to constitute an unsafe or unsound practice. If, in the particular circumstances, either of these federal regulators determine that the payment of dividends would constitute an unsafe or unsound banking practice, either the OCC or the Federal Reserve may, among other things, issue a cease and desist order prohibiting the payment of dividends by Seacoast National or us, respectively. Under a recently adopted Federal Reserve policy, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to the organization’s financial position and is not based on overly optimistic earnings scenarios such as any potential events that may occur before the payment date that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company, such as ourselves, should consult with the Federal Reserve and eliminate, defer, or significantly reduce the bank holding company’s dividends if: (i) its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or (iii) it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.
     As a result of our participation in the TARP CPP program, additional restrictions have been imposed on our ability to declare or increase dividends on shares of our common stock, including a restriction on paying quarterly dividends above $0.01 per share. Specifically, we are unable to declare dividend payments on our common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock or Series B Preferred Stock. Further, without the Treasury’s approval, we are not permitted to increase dividends on our common stock above $0.01 per share until December 19, 2011 unless all of the Series A Preferred Stock has been redeemed or transferred by the Treasury. In addition, we cannot repurchase shares of common stock or use proceeds from the Series A Preferred Stock to repurchase trust preferred securities. Consent of the Treasury generally is required for us to make any stock repurchase until December 19, 2011 unless all of the Series A Preferred Stock has been redeemed or transferred by the Treasury to a third party. Further, our common, junior preferred or pari passu preferred shares may not be repurchased if we have not declared and paid all Series A Preferred Stock dividends or dividends with respect to the current dividend period for the Series B Preferred Stock.
     On May 19, 2009, our board of directors determined to suspend regular quarterly cash dividends on our outstanding common stock and Series A Preferred Stock pursuant to a request from the Federal Reserve as a result of recently adopted Federal Reserve policies related to dividends and other distributions. Dividends will be suspended on our outstanding common stock, Series A Preferred Stock and Series B Preferred Stock until such time as dividends are allowed by the Federal Reserve. The Federal Reserve has a policy that it does not want bank holding companies that have TARP CPP capital to use TARP funds to pay dividends on common or preferred stock or to make distributions on our outstanding trust preferred securities.

SELLING STOCKHOLDERS
     On April 9, 2010, we entered into an Investment Agreement, dated as of April 8, 2010, or the Investment Agreement, with the selling stockholders listed below for the purchase of approximately $50 million of our Series B Preferred Stock. We are registering for resale 34,482,758 shares of common stock issuable upon conversion of our Series B Preferred Stock held by the selling stockholders identified below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date of this prospectus there are       shares of common stock issued and outstanding assuming conversion of all outstanding shares of Series B Preferred Stock into common stock.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. To our knowledge, the entities named in the table has sole voting and investment power with respect to its shares of common stock. The percentage ownership presented in the table below are based on the number of shares of our common stock outstanding as of      , 2010, or      shares, assuming conversion of all outstanding shares of Series B Preferred Stock into common stock.

Shares of Common Stock to be
Beneficially Owned After Offering (1)
	Number of Shares of Common	Number of Shares of
Name of Selling	Stock Beneficially Owned Prior	Common Stock that may		Percentage (if more
Stockholders	to Offering (1)	be Offered	Number	than one percent)

(1)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
     Prior to the completion of the private placement to CapGen Capital Group III LP in December 2009, the selling stockholders had not, and none of their affiliates, officers, directors or holders of 5% or more of its share capital has, held any position or office with us or any of our subsidiaries within the past three years. In connection with the December 2009 private placement, we agreed with CapGen that they would have the ability to appoint one representative to our board of directors. In January 2010, we appointed Robert Goldstein, a founding principal of CapGen Capital Advisors LLC, to our board of directors.

DESCRIPTION OF CAPITAL STOCK
     The following description of our capital stock is a summary only and is subject to applicable provisions of the Florida Business Corporation Act, as amended, which we refer to as the Florida Act, and to our Articles of Incorporation and our amended and restated bylaws. You should refer to, and read this summary together with, our Articles of Incorporation and amended and restated bylaws to review all of the terms of our capital stock. Our Articles of Incorporation are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009 and Current Report on Form 8-K, dated April 13, 2010, filed with the SEC, as amended.
Common Stock
General
     Our Articles of Incorporation provide that we may issue up to 130 million shares of common stock, par value of $0.10 per share. As of March 31, 2010, 58,938,221 shares of our common stock were issued and 58,913,722 shares of our common stock were outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”
Voting Rights
     Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of our preferred stock, including the voting rights held by holders of our Series A Preferred Stock and Series B Preferred Stock.
     There is no cumulative voting in the election of directors, which means that the holders of a plurality of our outstanding shares of common stock can elect all of the directors then standing for election. Since the closing of the CapGen offering, or the CapGen offering, on December 17, 2009, CapGen has been entitled to appoint one director to our board of directors, so long as they retain ownership of all six million shares of common stock purchased. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Our Articles of Incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Articles of Incorporation Provisions.”
Dividends, Liquidation and Other Rights
     Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends, after payment of dividends on our outstanding series of preferred stock. Our shareholders are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of Series A Preferred Stock or Series B Preferred Stock or any other series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any other series of our preferred stock that may then be outstanding.
     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. However, we granted certain preemptive rights to CapGen for a period of 24 months following the closing of the CapGen offering, as long as CapGen holds all shares of common stock purchased by it in the CapGen offering. Our board of directors, under our articles of incorporation, otherwise may issue additional shares of our common stock or rights to purchase shares of our common stock without the approval of our shareholders.

Transfer Agent and Registrar
     Subject to compliance with applicable federal and state securities laws, our common stock may be transferred without any restrictions or limitations. The transfer agent and registrar for shares of our common stock is Continental Stock Transfer and Trust Company.
Preferred Stock
     We are authorized to issue 4 million shares of preferred stock, $0.10 par value per share, 2,000 shares of which have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or Series A Preferred Stock, and 50,000 of which have been designated as Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B, or Series B Preferred Stock, all of which are issued and outstanding as of the date of this prospectus. We do not have other preferred stock outstanding.
     Our board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of any other series of preferred stock.
Series A Preferred Stock
     The Series A Preferred Stock constitutes a series of our perpetual, cumulative, preferred stock, consisting of 2,000 shares, par value $0.10 per share, having a liquidation preference amount of $25,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock and the Warrant to Treasury on December 19, 2008 in connection with the TARP Capital Purchase Program for an aggregate purchase price of $50.0 million. Pursuant to the Purchase Agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued. The Series A Preferred Stock and Warrant qualify as Tier 1 capital for regulatory purposes.
Dividends
     Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $25,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 19, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     Dividends on the Series A Preferred Stock will be cumulative. If for any reason our board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

     We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.
     Priority of Dividends. So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.
     “Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up. We currently have no outstanding class or series of preferred stock constituting Junior Stock.
     “Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.
Liquidation Rights
     In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of our assets or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $25,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.
     For purposes of the liquidation rights of the Series A Preferred Stock, neither our merger or our consolidation with another entity nor the sale, lease or exchange of all or substantially all of our assets will constitute the liquidation, dissolution or winding up of our affairs.
Redemptions and Repurchases
     The Series A Preferred Stock is redeemable at our option, subject to prior approval by the Board of Governors of the Federal Reserve System or its delegee (the “Federal Reserve”) and/or Treasury in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $25,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The “Minimum Amount” means $12,500,000 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury. A “Qualified Equity Offering” is defined as the sale for cash by us (or our successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

     To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.
     The Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any shares of Series A Preferred Stock, we may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by Treasury on the same terms and conditions.
     Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.
No Conversion Rights
     Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.
Voting Rights
     The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Florida law.
     Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of our directors will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us as described above.
     No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.
     Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.
     The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “— Dividends-Priority of

Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.
     If holders of the Series A Preferred Stock obtain the right to elect two directors and if the Federal Reserve deems the Series A Preferred Stock a class of “voting securities,” (a) any bank holding company that is a holder may be required to obtain the approval of the Federal Reserve to acquire more than 5% of the Series A Preferred Stock and (b) any person may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the then outstanding shares of Series A Preferred Stock.
     In addition to any other vote or consent required by Florida law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:
•	amend our Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on our liquidation, dissolution or winding up; or
•	amend our Articles of Incorporation in a way that adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or
•	consummate a binding share exchange or reclassification involving the Series A Preferred Stock or our merger or consolidation with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;
provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.
     To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.
     The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.
Series B Preferred Stock
Dividends
     Rate. Holders of shares of outstanding Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of our legally available funds, noncumulative dividends in arrears at the rate per annum of 15% per share on the liquidation amount (equivalent to $150.00 per annum per share), payable semi-annually on each dividend payment date beginning on October 15, 2010 until the Series B Preferred Stock is converted into common stock, or the conversion date. If, as provided in “—Mandatory Conversion — Conversion

Procedures” below, any outstanding shares of Series B Preferred Stock are not converted on the conversion date, each such share of Series B Preferred Stock, while outstanding, shall, upon and following the conversion date bear noncumulative dividends payable, when, as and if declared by our board of directors, at the same date and in amounts equal to the number of shares of common stock into which each share of Series B Preferred Stock is then convertible, multiplied by the dividend declared and payable per share of common stock. Dividends are payable on a dividend payment date to holders that are record holders of the applicable record date with respect to such dividend payment date, but only to the extent a dividend has been declared to be payable on such dividend payment date. If any dividend payment date is not a business day, the dividend payable on such date shall be paid on the next business day without adjustment and without interest. Dividends payable for any period other than a full dividend period (based on the number of actual days elapsed during the period) shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months.
     Dividends on the Series B Preferred Stock are not cumulative. To the extent that our board of directors does not declare and pay dividends on the Series B Preferred Stock for a dividend period prior to the related dividend payment date, in full or otherwise, such unpaid dividend shall not accrue and shall cease to be payable. We have no obligation to pay dividends for such dividend period after the dividend payment date for such dividend period or to pay interest (or any other sum of money in lieu of interest) with respect to such dividends, whether or not we declare dividends on the Series B Preferred Stock for any subsequent dividend period.
     Junior Stock and Parity Stock. Prior to conversion, no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of any Junior Stock. So long as any share of Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of Junior Stock (other than dividends payable solely in shares of common stock) or Parity Stock, except as described below in the case of Parity Stock, and no common stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all dividends on all outstanding shares of the Series B Preferred Stock for any dividend period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series B Preferred Stock on the applicable record date). Such limitation shall not apply to (i) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (ii) the acquisition by us or any of our subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to April 9, 2010 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any dividend payment date (or, in the case of Parity Stock having dividend payment dates different from the dividend payment dates, on a dividend payment date falling within a dividend period related to such dividend payment date) in full upon shares of Series B Preferred Stock and any shares of Parity Stock, all dividends declared on shares of Series B Preferred Stock and all such Parity Stock and payable on such dividend payment date (or, in the case of Parity Stock having dividend payment dates different from the dividend payment dates, on a dividend payment date falling within the dividend period related to such dividend payment date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as full dividends payable on the Series B Preferred Stock for such dividend period and all Parity Stock payable on such dividend payment date (or, in the case of Parity Stock having dividend payment dates different from the dividend payment dates, on a dividend payment date falling within the dividend period related to such dividend payment date) (subject to their having been declared by our board of directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If our board of directors determines not to pay any dividend or a full dividend on a dividend payment date, we will provide written notice to the holders of shares of Series B Preferred Stock prior to such dividend payment date.
     If, at any dividend payment date, we are prohibited by applicable governmental or regulatory authority from paying dividends on the Series B Preferred Stock, but are permitted to pay dividends on our outstanding

Series A Preferred Stock, we may pay dividends on shares of the Series A Preferred Stock without giving pro rata effect to accrued dividends with respect to the Series B Preferred Stock.
     If the conversion date with respect to any share of Series B Preferred Stock is on or prior to October 15, 2010, the holder of such share of Series B Preferred Stock will not have any right to receive any dividends on the Series B Preferred Stock with respect to such dividend period, whether upon conversion or otherwise.
     All dividends on shares of Series B Preferred Stock, whether or not for a current dividend period or any prior dividend period, paid on shares of Series B Preferred Stock shall be made in cash. No fractional shares of common stock shall be delivered to holders in payment or partial payment of a dividend.
     Prior to the close of business on the conversion date, shares of common stock issuable upon the mandatory conversion thereof, or other securities issuable upon conversion of, such share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the common stock or other securities issuable upon conversion (including voting rights and rights to respond to tender offers for the common stock) by virtue of holding such share of Series B Preferred Stock.
Mandatory Conversion
     Effective as of the close of business on the fifth (5th) business day following the date on which the shareholder approvals have been received, which is the conversion date, with respect to Series B Preferred Stock, all shares of Series B Preferred Stock shall automatically convert into shares of common stock. The number of shares of common stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the liquidation amount by the conversion price, which is $1.45, subject to adjustment as described under “—Conversion Price Adjustment” plus cash in lieu of fractional shares; provided that, the number of shares of common stock to be issued to any holder shall be issued to the extent (but only to the extent) that the issuance of such shares of common stock would not (i) cause or result in such holder and its affiliates, collectively, being deemed to own, control or have the power to vote or dispose of securities which would represent more than 9.99% of the voting securities of any class or series of our capital stock outstanding at such time, (ii) otherwise cause such holder or any of its affiliates to be required to file a notice or application for approval under the BHC Act, the CIBC Act or any similar state or federal statute or (iii) require such holder or any of its affiliates to obtain the prior approval of any bank regulator; provided, further, that any shares of common stock that would otherwise be issued to the holder upon conversion of shares of Series B Preferred Stock held by such holder, but cannot be issued to such holder at the time of conversion as a result of the ownership limit, shall thereafter be issued to such holder on the first date on which such issuance would not cause or result in a violation of the ownership limit, and, provided further, that such restriction on conversion does not apply to any bank holding company controlling us as of April 9, 2010. Upon the conversion date, the certificate representing shares of Series B Preferred Stock shall represent solely the right to receive the number of shares of common stock (plus cash in lieu of fractional shares) issuable upon the conversion date for each share of Series B Preferred Stock held.
Conversion Price Adjustment
     The conversion price of the Series B Preferred Stock is subject to customary anti-dilution adjustments, including in connection with stock dividends or distributions in shares of our common stock or subdivisions, splits and combinations of our common stock.
Liquidation Rights
     Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, each holder of shares of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of our assets or proceeds thereof (whether capital or surplus) available for distribution to our stockholders, subject to the rights of any of our creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of common stock and any other of our Junior Stock, payment in full in an amount equal to the sum of (i) liquidation amount per share of Series B Preferred Stock and (ii) any declared and unpaid dividends on such share to the extent provided under “—Dividends” above.

     Partial Payment. If in any distribution of our assets or proceeds are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable with respect of any other of our stock ranking equally with Series B Preferred Stock as to such distribution, holders of Series B Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions (including, if applicable, dividends on such amount) to which they are entitled.
     Residual Distributions. If the liquidation preference has been paid in full to all holders of Series B Preferred Stock and the corresponding amounts payable with respect of any other of our stock ranking equally with Series B Preferred Stock as to such distribution has been paid in full, the holders of the Series B Preferred Stock will have no right or claim to any of the remaining of our assets (or proceeds thereof).
     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section, our potential merger or consolidation with any other corporation or other entity, including a merger or consolidation in which the holders of shares of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease, or exchange (for cash, securities or other property) or pledge of all or substantially all of our assets, shall not constitute our liquidation, dissolution or winding up.
Voting Rights
     General. The holders of shares of Series B Preferred Stock shall not have any voting rights except as set forth in the articles of incorporation or as otherwise from time to time required by law. Holders of shares of Series B Preferred Stock will be entitled to one vote for each such share on any matter on which holders of shares of Series B Preferred Stock are entitled to vote, including any action by written consent.
     So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our Articles, the affirmative vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	Authorization of Senior Stock. Any amendment or alteration of the Articles or any articles of amendment thereto to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up;
•	Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles or these Articles of Amendment thereto (including, unless no vote on such merger or consolidation is required by clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of shares of Series B Preferred Stock; or
•	Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the shares of Series B Preferred Stock, or of our merger or consolidation with another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of shares of Series B Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section, the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and the distribution of assets upon our liquidation, dissolution or winding up will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series B Preferred Stock.
     Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the board of directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of our Articles, our Bylaws and applicable law and the rules of any national securities exchange or other trading facility on which Series B Preferred Stock is listed or traded at the time.
     Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Series B Preferred Stock, if any shares of Series B Preferred Stock remain outstanding, have not been paid for an aggregate of three or more dividend periods, in each case whether or not consecutive, the authorized number of our directors shall automatically be increased by two and the holders of the Series B Preferred Stock shall have the right, together with holders of any one or more other classes or series of voting parity stock outstanding at the time, voting together as a class, to elect two directors to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series B Preferred Stock have been declared and paid in full.
     Further, if any other class or series of voting parity stock at any time has the right to elect such a preferred director, holders of Series B Preferred Stock will have the right, together with holders of all classes or series of voting parity stock, to elect such preferred director. The voting rights with respect to such preferred directors are subject to the terms and limitations of such rights set forth in the Series A Preferred Stock Articles of Amendment.
No Sinking Fund
     The shares of Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of shares of Series B Preferred Stock will have no right to require redemption or repurchase of any shares of Series B Preferred Stock.
Redemption by the Corporation
     The Series B Preferred Stock shall not be redeemable by us. In all events, any repurchase or redemption of Series B Preferred Stock shall be subject to the prior approval of our primary federal banking regulator, if required by applicable law or regulation or if such approval is a requirement to the Series B Preferred Stock being classified as Tier 1 capital (or the equivalent) for bank regulatory purposes, together with any other required regulatory approvals.
Treasury Warrant
     We issued a Warrant to the Treasury on December 19, 2008 concurrent with our sale to Treasury of 2,000 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program.
General
     The Warrant gives the holder the right to initially purchase up to 1,179,245 shares of our common stock at an exercise price of $6.36 per share. After our August 2009 common stock offering the warrant was reduced to 589,623 shares of our common stock at an exercise price of $6.36 per share. Subject to the limitations on exercise to which Treasury is subject described under “— Transferability,” the Warrant is immediately exercisable and expires on December 19, 2018. The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both we and the warrant holder consent, in cash.
Possible Reduction in Number of Shares
     If we (or any successor to us by a business combination) complete one or more Qualified Equity Offerings (as defined under “Description of Series A Preferred Stock — Redemption and Repurchases”) prior to December 31, 2009 resulting in aggregate gross proceeds of at least $50.0 million, the number of shares of common stock underlying the Warrant then held by Treasury will be reduced by 50%. The number of shares subject to the Warrant are subject to further adjustment as described below under “— Other Adjustments.”
Transferability
     The Warrant is not subject to any restrictions on transfer; however, Treasury may not transfer or exercise the Warrant with respect to more than one-half of the shares underlying the Warrant until the earlier of (i) the date on which we (or any successor to us by a business combination) have received aggregate gross proceeds of at least $50.0 million from one or more Qualified Equity Offerings (including those by any successor to us by a business combination) and (ii) December 31, 2009.
Voting of Warrant Shares
     Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the Warrant. This restriction does not apply to any other person who acquires any portion of the Warrant, or the shares of common stock underlying the Warrant, from Treasury.
Other Adjustments
     The exercise price of the Warrant and the number of shares underlying the Warrant automatically adjust upon the following events:
•	any stock split, stock dividend, subdivision, reclassification or combination of our common stock;
•	until the earlier of (i) the date on which Treasury no longer holds any portion of the Warrant and (ii) December 19, 2011, issuance of our common stock (or securities convertible into our common stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;
•	a pro rata repurchase by us of our common stock; or
•	a determination by our board of directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the board, to protect the purchase rights of the warrant holders.
     In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the Warrant will be adjusted to reflect such distribution.
     In the event of any merger, consolidation, or other business combination to which we are a party, the Warrant holder’s right to receive shares of our common stock upon exercise of the Warrant will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the Warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination. For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the Warrant holder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.
No Rights as Shareholders
     The Warrant does not entitle its holder to any of the rights of our shareholders.

ANTI-TAKEOVER EFFECTS OF CERTAIN ARTICLES OF INCORPORATION PROVISIONS
     Our Articles of Incorporation contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.
     Our Articles of Incorporation provide for a classified board to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. The classification of our board of directors has the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of our shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of our board of directors would be beneficial to us and our shareholders and whether or not a majority of our shareholders believe that such a change would be desirable.
     The classification of our board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of our board of directors may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of us and remove a majority of our board of directors, the classification of our board of directors could tend to reduce the likelihood of fluctuations in the market price of our common stock that might result from accumulations of large blocks of our common stock for such a purpose. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.
     Our Articles of Incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of our stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the Articles of Incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of our consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction of the Company, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an Affiliate (as defined in our Articles of Incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of our board of directors, and (y) a majority of the Continuing Directors (as defined in our Articles of Incorporation).
     Our Articles of Incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in us more difficult where the takeover attempt or other acquisition has not been approved by our board of directors. These provisions include:
•	A requirement that any change to our Articles of Incorporation relating to the structure of our board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;
•	A requirement that any change to our bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of our board of directors, and (ii) a majority of the Continuing Directors (as defined in our Articles of Incorporation) or (b) two-thirds of the shares entitled to vote generally in the election of directors;

•	A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only up the receipt by us from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and
•	A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.
     Our Articles of Incorporation provide that, subject to the rights of any holders of our preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The Articles of Incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than 30 days’ prior written notice of two-thirds of the shares entitled to vote generally in the election of directors. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).
     We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock without further action by our shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Our board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or that our shareholders otherwise consider to be in their best interest.

PLAN OF DISTRIBUTION
     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell shares by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the NASDAQ Stock Market;
•	privately negotiated transactions;
•	options transactions or through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	covering short sales made after the date that this registration statement is declared effective by the SEC;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to the applicable law.
     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.
     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities

Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS
     The validity of the common stock will be passed upon for us by Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Williamson, Chartered. We have also been represented by Jones Day.
EXPERTS
     The consolidated financial statements of Seacoast Banking Corporation of Florida as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
     The following table sets forth the fees and expenses payable in connection with the registration of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

Amount to
be Paid
SEC Registration Fee	$4,290.30
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	3,750.00
Miscellaneous Expenses	10,000.00

Total	$68,040.30

Item 14. Indemnification of Directors and Officers
     The Florida Act permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     In the case of proceedings by or in the right of the corporation, the Florida Act permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, the Florida Act provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.
     Also, under the Florida Act, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

     Our amended and restated bylaws contain indemnification provisions similar to the Florida Act, and further provide that we may purchase and maintain insurance on behalf of our directors, officers, employees and agents in their capacities as such, or serving at the request of us, against any liabilities asserted against such persons whether or not we would have the power to indemnify such persons against such liability under our amended and restated bylaws.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, or to persons controlling us, pursuant to our amended and restated bylaws or the Florida Act, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
     In addition to the authority granted to us by the Florida Act to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to the Florida Act, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.
     We have purchased certain liability insurance for our officers and directors.
Item 15. Recent Sales of Unregistered Securities
     On December 19, 2008, we entered into a purchase agreement with the United States Department of the Treasury, pursuant to which we agreed to issue and sell (i) 2,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.10 per share and (ii) a warrant to purchase 1,179,245 shares of our common stock, par value $0.10 per share, for an aggregate purchase price of $50,000,000 in cash. These securities were sold in a transaction exempt from the registration requirements of the Securities Act in reliance on Section (4)(2) of the Securities Act. The purchaser in such transaction was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
     On December 17, 2009, we sold 6,000,000 shares of our common stock to CapGen Capital Group III LP, or CapGen, pursuant to a Stock Purchase Agreement, dated as of October 23, 2009, between us and CapGen. We received total gross proceeds of $13.5 million from the sale. These securities were sold in a transaction exempt from the registration requirements of the Securities Act in reliance on Section (4)(2) of the Securities Act. The purchaser in such transaction was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
     On April 9, 2010, we entered into an Investment Agreement, dated as of April 8, 2010, with certain investors for the purchase of $50 million of our Series B Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, or Series B Preferred Stock. The Series B Preferred Stock was sold in a transaction exempt from the registration requirements of the Securities Act in reliance on Section (4)(2) of the Securities Act. The purchasers in such transaction were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
Item 16. Exhibits and Financial Statement Schedules
     (a) Exhibits

Exhibit
Number	Description
3.1	Amended and Restated Articles of Incorporation Incorporated herein by reference from the Company’s Quarterly Report of Form 10-Q, filed on May 10, 2006.

3.2	Amended and Restated By-laws of the Corporation Incorporated herein by reference from the Company’s Form 8-K, filed on December 21, 2007.

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation

Exhibit
Number	Description
Incorporated herein by reference from the Company’s Form 8-K, filed on December 23, 2008.

3.4	Articles of Amendment to the Amended and Restated Articles of Incorporation Incorporated herein by reference to the Company’s Registration Statement on Form S-1, filed on June 22, 2009.

3.5	Articles of Amendment to the Amended and Restated Articles of Incorporation Incorporated herein by reference to the Company’s Form 8-K, filed on July 20, 2009.

3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation Incorporated herein by reference to the Company’s Form 8-K, filed on December 3, 2009.

3.7	Articles of Amendment to the Amended and Restated Articles of Incorporation Incorporated herein by reference to the Company’s Form 8-K, filed on April 13, 2010.

4.1	Specimen Common Stock Certificate Incorporated herein by reference from the Company’s Form 10-K, filed on March 28, 2003.

4.2	Junior Subordinated Indenture
Dated as of March 31, 2005, between the Company and Wilmington Trust Company, as Trustee (including the form of the Floating Rate Junior Subordinated Note, which appears in Section 2.1 thereof), incorporated herein by reference from the Company’s Form 8-K, filed on April 5, 2005.

4.3	Guarantee Agreement
Dated as of March 31, 2005 between the Company, as Guarantor, and Wilmington Trust Company, as Guarantee Trustee, incorporated herein by reference from the Company’s Form 8-K, filed on April 5, 2005.

4.4	Amended and Restated Trust Agreement
Dated as of March 31, 2005, among the Company, as Depositor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee and the Administrative Trustees named therein, as Administrative Trustees (including exhibits containing the related forms of the SBCF Capital Trust I Common Securities Certificate and the Preferred Securities Certificate), incorporated herein by reference from the Company’s Form 8-K, filed on April 5, 2005.

4.5	Indenture
Dated as of December 16, 2005, between the Company and U.S. Bank National Association, as Trustee (including the form of the Junior Subordinated Debt Security, which appears as Exhibit A to the Indenture), incorporated herein by reference from the Company’s Form 8-K, filed on December 21, 2005.

4.6	Guarantee Agreement
Dated as of December 16, 2005, between the Company, as Guarantor, and U.S. Bank National Association, as Guarantee Trustee, incorporated herein by reference from the Company’s Form 8-K, filed on December 21, 2005.

4.7	Amended and Restated Declaration of Trust
Dated as of December 16, 2005, among the Company, as Sponsor, Dennis S. Hudson, III and William R. Hahl, as Administrators, and U.S. Bank National Association, as Institutional Trustee (including exhibits containing the related forms of the SBCF Statutory Trust II Common Securities Certificate and the Capital Securities Certificate), incorporated herein by reference from the Company’s Form 8-K, filed on December 21, 2005.

4.8	Indenture
Dated June 29, 2007, between the Company and LaSalle Bank National Association, as Trustee (including the form of the Junior Subordinated Debt Security, which appears as Exhibit A to the Indenture), incorporated herein by reference from the Company’s Form 8-K, filed on July 3, 2007.

4.9	Guarantee Agreement
Dated June 29, 2007, between the Company, as Guarantor, and LaSalle Bank National Association, as Guarantee, incorporated herein by reference from the Company’s Form 8-K, filed on July 3, 2007.

4.10	Amended and Restated Declaration of Trust
Dated June 29, 2007, among the Company, as Sponsor, Dennis S. Hudson, III and William R. Hahl, as Administrators, and LaSalle Bank National Association, as Institutional Trustee (including exhibits containing

Exhibit
Number	Description
the related forms of the SBCF Statutory Trust III Common Securities Certificate and the Capital Securities Certificate), incorporated herein by reference from the Company’s Form 8-K, filed on July 3, 2007.

4.11	Trust Agreement of SBCF Capital Trust IV
Dated May 16, 2008, among the Company, as Depositor and Wilmington Trust Company, a Delaware banking corporation, as Trustee (including exhibits containing the related forms of Junior Subordinated Indenture, Subordinated Indenture, Senior Indenture, Guarantee Agreement and the Amended and Restated Trust Agreement of SBCF Capital Trust IV), incorporated herein by reference from the Company’s Form S-3, filed on May 23, 2008.

4.12	Trust Agreement of SBCF Capital Trust V
Dated May 16, 2008, among the Company, as Depositor and Wilmington Trust Company, a Delaware banking corporation, as Trustee (including exhibits containing the related forms of Junior Subordinated Indenture, Subordinated Indenture, Senior Indenture, Guarantee Agreement and the Amended and Restated Trust Agreement of SBCF Capital Trust V), incorporated herein by reference from the Company’s Form S-3, filed on May 23, 2008.

4.13	Specimen Preferred Stock Certificate Incorporated herein by reference from the Company’s Form 8-K, filed on December 23, 2008.

4.14	Warrant for Purchase of Shares of Common Stock Incorporated herein by reference from the Company’s Form 8-K, filed on December 23, 2008.

4.15	Stock Purchase Agreement
Dated October 23, 2009, among the Company and CapGen Capital Group III, L.P., a Delaware banking corporation, incorporated herein by reference from the Company’s Form 8-K, filed on October 29, 2009.

4.16	Registration Rights Agreement
Dated October 23, 2009, among the Company and CapGen Capital Group III, L.P., a Delaware banking corporation, incorporated herein by reference from the Company’s Form 8-K, filed on October 29, 2009.

4.17	Registration Rights Agreement
Dated as of April 8, 2010, among the Company and the investors named on the signature pages thereto, incorporated herein by reference from the Company’s Form 8-K, filed on April 13, 2010.

5.1	Opinion of Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Williamson, Chartered*

10.1	Amended and Restated Retirement Savings Plan, with Amendments Incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on March 28, 2003.

10.2	Amended and Restated Employee Stock Purchase Plan Incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 27, 2009.

10.3	Executive Employment Agreement
Dated January 18, 1994 between Dennis S. Hudson, III and the Bank, incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on March 28, 1995.

10.4	Executive Employment Agreement Dated January 2, 2007 between Harry R. Holland, III and the Bank, incorporated herein by reference from the Company’s Form 8-K, filed on January 3, 2007.

10.5	1996 Long Term Incentive Plan Incorporated herein by reference from the Company’s Registration Statement on Form S-8 File No. 333-91859, filed on December 1, 1999.

10.6	2000 Long Term Incentive Plan as Amended Incorporated herein by reference from the Company’s Registration Statement on Form S-8 File No. 333-49972, filed on November 15, 2000.

10.7	Executive Deferred Compensation Plan Incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on March 30, 2001.

10.8	Change of Control Employment Agreement

Exhibit
Number	Description
Dated December 24, 2003 between Dennis S. Hudson, III and the Registrant, incorporated herein by reference from the Company’s Form 8-K, filed on December 29, 2003.

10.9	Change of Control Employment Agreement Dated December 24, 2003 between William R. Hahl and the Company, incorporated herein by reference from the Company’s Form 8-K, filed on December 29, 2003.

10.10	Change of Control Employment Agreement
Dated July 18, 2006 between Richard A. Yanke and the Registrant, incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on March 15, 2007.

10.11	Directors Deferred Compensation Plan Dated June 15, 2004, but effective July 1, 2004, incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on March 17, 2005.

10.12	Executive Employment Agreement
Dated March 26, 2008 between O. Jean Strickland and the Bank and Company, incorporated herein by reference from the Company’s Annual Report on Form 8-K, filed on March 26, 2008.

10.13	2008 Long-Term Incentive Plan Incorporated herein by reference from the Company’s Proxy Statement on Form DEF 14A as Exhibit A, filed on March 18, 2008.

10.14	Letter Agreement Dated December 19, 2008, between the Company and the United States Department of the Treasury incorporated herein by reference from the Company’s Form 8-K, filed on December 23, 2008.

10.15	Formal Agreement
Dated December 16, 2008, between the Company and the Office of the Comptroller of the Currency incorporated herein by reference from the Company’s Form 8-K, filed on December 23, 2008;

10.16	Waiver of Senior Executive Officers
Dated December 19, 2008, issued to the United Stated Department of the Treasury incorporated herein by reference from the Company’s Form 8-K, filed on December 23, 2008.

10.17	Consent of Senior Executive Officers
Dated December 19, 2008, issued to the United States Department of the Treasury incorporated herein by reference from the Company’s Form 8-K, filed on December 23, 2008.

10.18	Form of 409A Amendment to Employment Agreements with Dennis S. Hudson, III, William R. Hahl, A. Douglas Gilbert, O. Jean Strickland and H. Russell Holland, III
Incorporated herein by reference from the Company’s Form 8-K, filed on January 5, 2009.

10.19	Form of Long-Term Restricted Stock Award Agreement between Seacoast Banking Corporation of Florida and Dennis S. Hudson, III
Incorporated herein by reference to the Company’s Form 8-K, filed on March 24, 2010.

10.20	Employment Agreement Waiver of Dennis S. Hudson, III Incorporated herein by reference to the Company’s Form 8-K, filed on March 24, 2010.

21.1	Subsidiaries of the Registrant

23.1	Consent of KPMG LLP

23.2	Consent of Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Williamson, Chartered (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*   To be filed by amendment.

Item 17. Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stuart, State of Florida, on May 24, 2010.

SEACOAST BANKING CORPORATION OF FLORIDA
By:	/s/ Dennis S. Hudson, III
Dennis S. Hudson, III
Chairman of the Board and Chief Executive Officer

POWERS OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned being a director of Seacoast Banking Corporation of Florida, a Florida corporation (the “Company”), constitutes and appoints each of Dennis S. Hudson, III, O. Jean Strickland and William R. Hahl, as agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-1, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 24, 2010.

Signature	Title

/s/ Dennis S. Hudson, III Dennis S. Hudson, III	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ William R. Hahl William R. Hahl	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Stephen E. Bohner Stephen E. Bohner	Director

/s/ John H. Crane John H. Crane	Director

Signature	Title

/s/ H. Gilbert Culbreth, Jr. H. Gilbert Culbreth, Jr.	Director

/s/ A. Douglas Gilbert A. Douglas Gilbert	Director

/s/ Robert B. Goldstein Robert B. Goldstein	Director

/s/ Dennis S. Hudson Jr. Dennis S. Hudson Jr.	Director

/s/ Thomas E. Rossin Thomas E. Rossin	Director

/s/ Thomas H. Thurlow, Jr. Thomas H. Thurlow, Jr.	Director

/s/ Edwin E. Walpole III Edwin E. Walpole III	Director